Exhibit 5.2

Blake, Cassels & Graydon LLP
Barristers & Solicitors
Patent & Trade-mark Agents
855 – 2nd Street S.W.
Suite 3500, Bankers Hall East Tower
Calgary AB T2P 4J8 Canada
Tel: 403-260-9600 Fax: 403-260-9700

June 28, 2018

TransCanada Corporation

450 – 1 Street S.W.

Calgary, Alberta, Canada

T2P 5H1

Re: TransCanada Corporation (the “Corporation”)

Dear Ladies and Gentlemen:

We hereby consent to the references to this firm under the captions “Enforceability of Civil Liabilities”, “Legal Matters”, “Interest of Experts” and “Documents Filed as Part of the Registration Statement” in the prospectus included as part of the registration statement on Form F-10 of the Corporation dated the date hereof.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours very truly,

(signed) “Blake, Cassels & Graydon LLP”

Blake, Cassels & Graydon LLP